                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant
                         [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ] Confidential, for Use of the
Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 'SS' 240.14a-11(c) or 'SS' 240.14a-12


                -------------------------------------------------
                                  PARAVANT INC.
                (Name of Registrant as Specified in its Charter)
                -------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ]6 Fee paid previously with preliminary materials.
[ ]7 Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration No.:
     (3) Filing Party:
     (4) Date Filed:

                                 PARAVANT INC.

                           1615A WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32901

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 March 11, 1999

To the Shareholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Paravant Inc. (the "Company") will be held at the Melbourne Beach Hilton Oceanfront Hotel, 3003 U.S. Highway A1A, Indialantic, Florida 32903, on March 11, 1999 at 11:00 A.M. (local time) for the following purposes:

        1. to elect eight (8) directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

        2. to approve an amendment to the Company's Nonemployee Directors' Stock Option Plan; and

        3. to transact such other business as may properly be brought before the meeting or any adjournment thereof.

        The Board of Directors has fixed January 12, 1999 as the record date for the determination of the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only shareholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

        A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998 IS ENCLOSED HEREWITH.

        You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

                                          By Order of the Board of Directors,
                                          /s/ William R. Craven
                                          ---------------------------------
                                          William R. Craven
                                          Secretary


Melbourne, Florida
January 18, 1999


--------------------------------------------------------------------------------
                                YOUR VOTE IS IMPORTANT.

THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.
--------------------------------------------------------------------------------

                                  PARAVANT INC.

                            1615A WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32901

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 11, 1999

        This Proxy Statement is being furnished to shareholders by the Board of Directors of Paravant Inc. (the "Company" or "Paravant") in connection with the solicitation of the accompanying proxy (each a "Proxy" and collectively, "Proxies") for use at the annual meeting to be held at the time and place shown in the attached Notice of Annual Meeting of Shareholders and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Proxy together with the Annual Report will first be sent or given to shareholders on approximately January 28, 1999.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

RECORD DATE AND VOTING SECURITIES

        The record date for the determination of holders of common stock, par value $0.015 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the Annual Meeting is January 12, 1999 (the "Record Date"). As of the Record Date, 12,299,881 shares of Common Stock were outstanding. Holders of record of Common Stock as of the Record Date will be entitled to one vote for each share held on each matter to be acted upon. A majority of all shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum for transacting business, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which brokers or nominees do not have discretionary power) will be treated as shares that are present but have not voted.

VOTING OF PROXIES

        Shares represented by properly executed Proxies, if returned in time and not revoked, will be voted in accordance with the directions contained therein. If no direction is given in the Proxy, the shares represented thereby will be voted: (i) for the election as directors of the eight (8) nominees named herein;
(ii) for the approval of the proposed amendment to the Company's Nonemployee Directors' Stock Option Plan; and (iii) on any other matter that may properly be brought before the Annual Meeting in accordance with the judgement of the person or persons voting such Proxies.

        The execution of a Proxy will in no way affect a shareholder's right to attend the Annual Meeting and to vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote being taken at the Annual Meeting, or if the shareholder attends the Annual Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Any later dated Proxies will revoke Proxies submitted earlier.

SOLICITATION OF PROXIES

        The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mail, proxy solicitation may be made by telephone, telegraph and personal interviews by officers, directors and regular employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

        The following table sets forth, as of the Record Date, the beneficial ownership of shares of Common Stock by (i) each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each executive officer of the Company listed in the Summary Compensation Table set forth below and (iii) all of the Company's officers and directors as a group:

                                                                             PERCENTAGE OF
                                                  AMOUNT AND NATURE OF    OUTSTANDING SHARES
  NAME AND ADDRESS OF BENEFICIAL OWNERS(1)       BENEFICIAL OWNERSHIP(2)       OWNED (3)
  ----------------------------------------       -----------------------     -------------
  UES, Inc.                                             1,448,775                11.8%
  Krishan K. Joshi(4)                                   1,988,237                16.2%
  Richard P. McNeight(5)                                1,083,812                 8.8%
  James E. Clifford                                       895,666                 7.3%
  Edward W. Stefanko                                      882,167                 7.2%
  C. David Lambertson                                     882,167                 7.2%
  C. Hyland Schooley                                      652,750                 5.3%
  William R. Craven(6)                                    544,651                 4.4%
  Lary J. Beaulieu(7)                                     247,202                 2.0%
  Michael F. Maguire(8)                                    46,500                   *
  John P. Singleton(9)                                     92,000                   *
  Kevin J. Bartczak(10)                                    65,000                   *
  All officers and directors
   as a group (10 persons)(4)(5)                        6,497,985                49.1%

------------------------------
  *     Less than 1%

(1) The address of each such person is c/o Paravant Inc., 1615A West Nasa Blvd., Melbourne, Florida 32901, except that the office of UES, Inc. is at 4402 Dayton-Xenia Road, Dayton, OH 45432.

(2) A person is deemed the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this Proxy Statement have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Based on 12,299,881 shares of Common Stock outstanding on the Record Date, January 12, 1999, and with respect to each holder of options or warrants exercisable within 60 days, the shares represented by such options or warrants.

(4) Includes 1,448,775 shares of Common Stock held by UES, Inc. ("UES"). Mr. Joshi, Chairman and Chief Executive Officer of the Company, is the Chairman and a director of UES, of which he owns 58% of the outstanding shares of its common stock and which, as a result, he controls. Also includes currently exercisable options to purchase 50,000 shares of Common Stock granted under the Company's Incentive Stock Option Plan, as amended (the "Incentive Plan") and excludes options to purchase 225,000 shares of Common Stock granted under the Incentive Plan which are not exercisable within 60 days of the date of this Proxy Statement.

(5) Includes currently exercisable options to purchase 246,001 shares of Common Stock granted under the Incentive Plan and excludes options to purchase 76,999 shares of Common Stock granted under the Incentive Plan which are not exercisable within 60 days of the date of this Proxy Statement.

(6) Includes options obtained from UES covering 148,617 shares for Mr. Craven. Also includes currently exercisable options to purchase 86,001 shares of Common Stock under the Incentive Plan and options to purchase 5,032 shares of Common Stock granted to Mr. Craven under a non-qualified stock option plan which plan has been terminated. Excludes options to purchase 61,999 shares of Common Stock granted under the Incentive Plan which are not exercisable within 60 days of the date of this Proxy Statement.

(7) Includes currently exercisable options to purchase 61,000 shares of Common Stock granted under the Incentive Plan and options to purchase 5,032 shares of Common Stock granted to Mr. Beaulieu under a non-qualified stock option plan which plan has been terminated and excludes options to purchase 32,000 shares of Common Stock granted under the Incentive Plan which are not exercisable within 60 days of the date of this Proxy Statement.

(8) Includes currently exercisable options to purchase 28,500 shares of Common Stock granted under the Nonemployee Directors' Stock Option Plan (the "Directors' Plan") and currently exercisable options to purchase 8,000 shares of Common Stock granted outside the Directors' Plan. Also excludes options to purchase 7,500 shares of Common Stock to be granted under the Directors' Plan as of the date of the Annual Meeting (which would increase to 10,000 shares in the event the Directors' Plan Amendment (as defined below) is approved).

(9) Includes currently exercisable options to purchase 15,000 shares of Common Stock granted under the Directors' Plan, currently exercisable options to purchase 28,000 shares of Common Stock granted outside the Directors' Special Plan and warrants to purchase 25,000 shares of Common Stock. Also excludes options to purchase 7,500 shares of Common Stock to be granted under the Directors' Plan as of the date of the Annual Meeting (which would increase to 10,000 shares in the event the Directors' Plan Amendment is approved).

(10) Includes currently exercisable options to purchase 65,000 shares of Common Stock granted under the Incentive Plan and excludes options to purchase 75,000 shares of Common Stock granted under the Incentive Plan which are not exercisable within 60 days of the date of this Proxy Statement.

                           PROPOSAL 1: ELECTION OF DIRECTORS
                           ---------------------------------

       At the Annual Meeting, the shareholders will elect the eight (8) directors to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. The Board of Directors has designated the eight individuals whose names are set forth below as nominees for election to the Board of Directors. Unless otherwise specified, Proxies will be voted in favor of such nominees. The Board of Directors believes that each such nominee will be available to serve as a director. If any of such nominees should become unavailable for election at the Annual Meeting it is intended that votes will be cast pursuant to the Proxies for such substitute nominees as the Board of Directors may designate unless the Board of Directors reduces the number of directors.

NOMINEES FOR ELECTION AS DIRECTORS

       The following persons, all of whom are presently serving as directors, have been designated by the Board of Directors as nominees for election as directors at the Annual Meeting. Each of such persons was elected to the Board of Directors by the shareholders except Messrs. Clifford, Stefanko and Schooley, who were appointed as directors upon the acquisition of Engineering Development Laboratories, Incorporated ("EDL") and Signal Technology Laboratories, Inc. ("STL" and together with EDL, "EDL-STL") on October 1, 1998. In connection with the acquisition of EDL-STL, the Company agreed to designate Messrs. Clifford, Stefanko and Schooley as nominees for election as directors at the Annual Meeting. The name of each nominee and the year in which he began his service as a director is set forth below.

                      NAME OF NOMINEE                     DIRECTOR SINCE
                      ---------------                     --------------
                      Krishan  K. Joshi                        1989
                      Richard P. McNeight                      1994
                      William R. Craven                        1994
                      Michael F. Maguire                       1995
                      John P. Singleton                        1997
                      James E. Clifford                        1998(1)
                      Edward W. Stefanko                       1998
                      C. Hyland Schooley                       1998

(1) Mr. Clifford served as a director of the Company from 1995 through December 30, 1997. He was reappointed to the Board upon the completion of the acquisition of EDL-STL on October 8, 1998.

        Additional information concerning the nominees is set forth under "Directors and Executive Officers" in a following section of this Proxy Statement.

APPROVAL BY SHAREHOLDERS

       The directors are to be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE NOMINEES IDENTIFIED ABOVE AS DIRECTORS OF THE COMPANY.

DIRECTORS AND EXECUTIVE OFFICERS

       The following information identifies and provides the indicated information with respect to each of the directors and executive officers of the Company.

                                 PRESENT POSITION(S)                         PRINCIPAL OCCUPATION OR DIRECTOR
 NAME                 AGE        WITH THE COMPANY                            EMPLOYMENT, IF DIFFERENT
------                ---        -------------------                         --------------------------------
 Krishan K. Joshi     61         Chairman, Chief Executive                   Chairman and President of
                                 Officer and Director(1)(2)                  UES (technology
                                                                             development company)

 Kevin J. Bartczak    45         Vice President, Chief Financial
                                 Officer, Treasurer, and Assistant
                                 Secretary(2)

 William R. Craven    50         Vice President of Business
                                 Development, Director and
                                 Secretary

 James E. Clifford    62         Vice President of Mergers
                                 and Acquisitions, Executive
                                 Vice President, Secretary,
                                 Treasurer and Chief Operating
                                 Officer of STL and
                                 Director

Richard P. McNeight   48         President of Paravant and Director(3)

Edward W. Stefanko    57         President and Chief Executive
                                 Officer of EDL and Director

C. Hyland Schooley    65         President and Chief Executive
                                 Officer of STL and Director

Michael F. Maguire    72         Director(1)(3)(4)                          President, Maguire
                                                                            Investment Management, Inc.

John P. Singleton     62         Director(1)(3)(4)                          President, Singleton and
                                                                            Associates


--------------------------------

 (1)   Member of Compensation Committee
 (2)   Trustee for PCS Profit Sharing Plan
 (3)   Member of Audit Committee
 (4)   Member of Stock Option Committee

       Krishan K Joshi. From 1976 to date, Mr. Joshi has served as founder, chairman and president of UES, a technology development company. Following the acquisition of a controlling interest in the Company by UES in December of 1989, he became Chairman, Chief Executive Officer and President of the Company. However, in April 1994, he resigned as President of the Company, and he continues to serve as Chairman and

Chief Executive Officer. Mr. Joshi spends less than 20% of his time on Company affairs. He has also been Chairman of Astro Industries, Inc., a manufacturer and distributor of aerospace wire and cable products, since August 1980. He holds a Bachelor of Science degree in Mathematics and Physics from Punjab University in India, a Bachelors degree in Aeronautical and Astronautical Engineering from Ohio State University and Master of Science degree in Engineering from the University of Dayton, Ohio, and has engaged in Doctoral studies in Mechanical Engineering at the University of Cincinnati.

        Kevin J. Bartczak. Mr. Bartczak joined the Company as Vice President, Chief Financial Officer and Treasurer in February 1995 and became Assistant Secretary in November 1997. From 1993 to 1995, he served as Chief Financial Officer, Secretary and Director of Opto Mechanik, Inc. ("OMI"), a manufacturer of electro-optical fire control and assemblies for weapons systems. On October 14, 1994, OMI filed for protection under Chapter 11 of the U.S. Bankruptcy Code and was subsequently liquidated. Mr. Bartczak was employed from 1987 to 1993 as a division controller of Harsco Corporation, a manufacturer of heavy equipment and land combat systems. From 1984 to 1987, he was also employed as a division controller of General Defense Corporation, a manufacturer and developer of ammunition, radar guidance and weapon systems. Mr. Bartczak served from 1981 to 1984 as a division controller and manager of corporate accounting of Elkem Metal Company, a producer of metal alloys. From 1979 to 1981, he functioned as senior accountant for the Cyclops Corporation, a producer of specialty steel, industrial and residential building products and consumer electronics. As a certified public accountant, he worked as an audit supervisor for Arthur Young & Co. from 1975 to 1979. Mr. Bartczak holds a Bachelor of Science degree in Business Management from Indiana University of Pennsylvania.

       William R. Craven. Mr. Craven joined the Company in September 1991 as a Vice President in charge of Marketing and served in that capacity continually to December 1998, when he became Vice President in charge of Business Development. He has served as the Secretary and a director of the Company since 1994. From 1990 to 1991, he was employed as a Vice President of Marketing for Telxon Corp., a manufacturer of hand-held computers and software systems. From 1982 to 1990, he served as a Vice President of Mead Corp., a manufacturer of paper products and provider of electronic services, in a variety of positions, including marketing, product development and joint ventures. For three years during that period, he acted as President of Seiko Mead Company, a Japanese-American joint venture established to manufacture color computer printers and copiers. He was employed as a Director of Marketing by Gentech Industries, a manufacturer of packaging materials and systems, from 1979 to 1982. He also served as Sales and Product Managers for Champion International, a manufacturer of paper products, from 1971 until 1979. Mr. Craven holds a Bachelor of Science degree in Physics and Mathematics from Birmingham Southern College.

       James E. Clifford. Upon the completion of the Company's acquisition of EDL-STL, Mr. Clifford became Vice President of Mergers and Acquisitions of the Company, Executive Vice President, Chief Operating Officer, Secretary and Treasurer of STL of Ohio, Inc. and a director of the Company. From 1995 to December 1997, Mr. Clifford was a director of the Company. From 1989 to October 1998, Mr. Clifford served as President and Director of EDL, a manufacturer of aircraft avionics and flight control electronics. From 1983 to 1989, Mr. Clifford served as President of STL, a manufacturer and developer of militarized electronic defense systems. Mr. Clifford served as an officer in the U. S. Air force for 23 years, attaining the rank of Colonel specializing in air lift and aircraft acquisition programs. Mr. Clifford holds Bachelors and Masters of Science degrees in Electrical Engineering from Oklahoma State University.

       Richard P. McNeight. From June 1994 to date, Mr. McNeight has served as President and a director of the Company. From 1984 until June 1994, Mr. McNeight served as a Vice President and General Manager of the Company. From 1982 to 1984, he was employed by Siemen's Corporation as a senior member of its systems engineering staff. From 1972 to 1982, he worked for ITT's North Telecommunications Division in several positions as a software engineering director and manager and engineer. Mr. McNeight holds a

Bachelors degree in Applied Science/Engineering from the University of Wisconsin and a Masters degree in Computer Information/Control Engineering from the University of Michigan.

       Edward W. Stefanko. Upon the completion of the Company's acquisition of EDL-STL, Mr. Stefanko became President and Chief Executive Officer of EDL and a director of the Company. From 1988 to October 1998, he served as the Executive Vice President, Secretary and Treasurer of EDL, a military electronics company he developed. During this same time period, he started two EDL subsidiaries, STL and EDL Displays, Inc. in which he held executive positions, including Secretary and Treasurer of STL. Prior to 1988, he was a senior manager at Systems Research Laboratories and other military electronic and research companies during a 35-year career. He holds a Bachelor of Science degree in Physics and Mathematics and an MBA from the University of Dayton.

       C. Hyland Schooley. Upon the completion of the Company's acquisition of STL, Mr. Schooley became a director of the Company. He has served as the President of STL since its founding in April 1990 and is now President of STL of Ohio, Inc. STL of Ohio, Inc. is the successor company to STL following the acquisition by the Company. Prior to forming STL, he held various positions for 28 years with Systems Research Laboratories, Inc. (SRL) in Dayton, Ohio. His final position at SRL was that of Manager of the SIGINT Division. Prior to joining SRL, he held engineering positions with NCR and Hughes Aircraft Co. He holds a Bachelor of Science degree in Electrical Engineering from the University of Missouri (Columbia) and has attended graduate school at Ohio State University.

       Michael F. Maguire. Since 1986, Mr. Maguire has been employed as President of Maguire Investment Management, Inc., a consulting firm founded by him. From 1973 through 1986, he was an officer of Harris Corp., a computer manufacturer, attaining the position of senior vice president. From 1962 to 1973, Mr. Maguire served in various capacities with Perken Elmer, a manufacturer of analytical instruments and life-science systems, including as an engineering manager, vice president, general manager and group vice president. From 1950 to 1962, he held various engineering design and management positions with General Electric, Pratt & Whitney, and Sperry Rand companies. He is currently a director of Harris Computer Systems Corp., Concurrent Computer Systems Corp. and Cyberguard Corp. Mr. Maguire previously served as a director of OMI. In 1950, he received a Bachelor of Science degree in electrical engineering from Rensselear Polytechnic Institute and in 1955 a Masters of Science degree from the University of Connecticut.

       John P. Singleton. Since 1996, Mr. Singleton has been employed as President of Singleton and Associates, a computer technology and consulting firm founded by him. From 1992 to 1996, he was Vice President and General Manager of Business Development for IBM/Integrated Systems Solution Corporation. From 1982 to 1992, Mr. Singleton was an officer of Security Pacific Corporation, the fifth largest bank in the United States, attaining the position of Vice Chairman and Chief Operating Officer of the corporation and member of the Office of the Chairman. From 1976 to 1982, he was the Executive Vice President of Data Processing and Bank Operations for the Maryland National Bank. From 1973 to 1976, Mr. Singleton held the position of President and Chief Executive Officer, MISAC for Great Western Finance Corporation, Information Systems Subsidiary. From 1971 to 1973, he was the Senior Vice President of Data Processing and Bank Operations for Security National Bank. From 1969 to 1971, Mr. Singleton was the Chief Operating Officer of the Data Processing Division for the Federal Reserve Board. He is currently a director and chairman of the board for IFS International, Inc., an integrated banking solutions company. Mr. Singleton is also a director for Tech-Metrics, Inc. and a board member for the California Angels American League Baseball Team. Mr. Singleton holds a Bachelor of Science degree in Business Management from Arizona State University.

MEETINGS AND COMMITTEES OF THE BOARD

       The Board of Directors of the Company held six meetings during fiscal 1998 and acted by written consent on two occasions. All directors attended 75% or more of the total number of meetings of the Board and of the committees of which they were members.

       The Audit Committee, the Stock Option Committee and the Compensation Committee are the only standing committees of the Board. There is no formal nominating committee; the Board of Directors performs this function.

       The Audit Committee, which was composed of Mr. McNeight, its Chairman, and Messrs. Maguire and Singleton during fiscal 1998, consults with the auditors of the Company and such other persons as the members deem appropriate, reviews the preparations for and scope of the audit of the Company's annual financial statements, makes recommendations as to the engagement and fees of the independent auditors, and performs such other duties relating to the financial statements of the Company as the Board of Directors may assign from time to time. The Audit Committee held two meetings during fiscal 1998.

       The Stock Option Committee, which was composed of Mr. Maguire, its Chairman, and Mr. Singleton during fiscal 1998, has all of the powers of the Board of Directors, including the authority to issue stock or other securities of the Company, in respect of any matters relating to the administration of the Company's stock option plans (other than the grant of options under the Directors' Plan). The Stock Option Committee held one meeting during 1998.

       The Compensation Committee, which was composed of Mr. Joshi, its Chairman, and Messrs. Maguire and Singleton during fiscal 1998, reviews with the Board of Directors on a periodic basis existing and proposed compensation plans, programs and arrangements for executive officers and other employees. All recommendations regarding compensation arrangements for Mr. Joshi are made solely by Mr. Maguire. The Compensation Committee held two meetings during fiscal 1998.

DIRECTORS' COMPENSATION

       Each director who is not an employee of the Company (or a subsidiary) (a "Nonemployee Director"), was paid $500 for each meeting of the Board of Directors through November 20, 1997, $1,000 for each meeting of the Board of Directors after November 20, 1997, and $500 for each meeting of any committee of the Board of Directors not held on a day during which a meeting of the Board of Directors was held, attended by such director during fiscal 1998. The Company also reimbursed each such director for all reasonable expenses incurred by him in attending meetings. On December 15, 1998, the Board determined that a $12,000 annual retainer would be paid to each Nonemployee Director. This retainer was paid to each of the Nonemployee directors on December 3, 1998. In addition, Nonemployee Directors are eligible to participate in the Directors' Plan, pursuant to which each Nonemployee Director is automatically granted (i) upon becoming a director of the Company, an option to purchase 7,500 shares of Common Stock and (ii) each year, on the day of the Company's annual meeting of shareholders, an option to purchase 7,500 shares of Common Stock subject to such shares being available for options under the Plan (which will increase to options to purchase 10,000 shares of Common Stock in the event the Directors' Plan Amendment is approved by the shareholders).

NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

        In order to attract and retain the services of members of the Board of Directors who are not employees of the Company and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company, the Company has adopted the Director's Plan, pursuant to which stock options covering an aggregate of 135,000 shares of the Company's Common Stock may be granted to such Nonemployee Directors. The options granted under the Directors' Plan are "nonqualified options" (i.e., options that do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")).

        Pursuant to the Directors' Plan, grants of options for the purchase of 7,500 shares of Common Stock are automatically made to Nonemployee Directors, subject to such shares being available for options under the Plan. In accordance with the terms of the Directors' Plan, options for the purchase of 7,500 shares of Common Stock at $1.67 and $6.00 per share were granted to each of Messrs. Clifford and Maguire in May 1996 and February 1997, respectively. Mr. Singleton was granted an option to purchase 7,500 shares at $4.25 per share under the Directors' Plan upon his appointment to the Board on November 20, 1997, and options for the purchase of 7,500 shares at $3.56 per share were granted to each of Messrs. Maguire and Singleton in March 1998. Thereafter an option for the purchase of 7,500 shares at the then current fair market value of the Common Stock is granted to each other Nonemployee Director upon such Nonemployee Director's initial election or appointment as a Nonemployee Director and at the annual meeting of the Board of Directors immediately following the annual meeting of shareholders, subject in each case to such shares being available for options under the Directors' Plan. All options granted under the Directors' Plan are to be non-incentive options. If an insufficient number of shares remain available for the grant of such options under the Directors' Plan, the remaining shares that are available will be granted with such remaining shares prorated among the Nonemployee Directors. A proposal to amend the Directors' Plan to (A) increase the number of shares available under the Plan by 90,000, (B) increase the number of options granted to each Nonemployee Director upon initial election or appointment and at the annual meeting of the Board of Directors immediately following the annual meeting of shareholders to 10,000, and (C) increase the period following termination of service during which a former Nonemployee Director may exercise options granted under the Directors' Plan from 90 days to two years, will be acted upon at the Annual Meeting. See "Proposal 2: Amendment to Nonemployee Directors' Stock Option Plan" elsewhere in this Proxy Statement. If elected as directors at the Annual Meeting and if the Directors' Plan Amendment is approved by the shareholders at the Annual Meeting, Messrs. Maguire and Singleton will each receive 10,000 options under the Directors' Plan at the meeting of the Board immediately following the Annual Meeting.

NONEMPLOYEE DIRECTORS' SPECIAL STOCK OPTIONS

        In addition to the stock options granted under the Directors' Plan, the Company has granted special options to the Nonemployee Directors on certain occasions. On November 20, 1997, the Company granted options for the purchase of 8,000 shares of Common Stock at $4.25 per share to each of Messrs. Clifford, Maguire and Singleton. Mr. Clifford's options lapsed following his resignation from the Board on December 30, 1997. On June 18, 1998, the Company granted options for the purchase of 9,000 shares of Common Stock at $1.72 per share to Mr. Singleton and on December 15, 1998, the Company granted options for the purchase of 11,000 shares of Common Stock at $2.13 per share to Mr. Singleton. These special options are generally granted in appreciation for extra efforts made by these Nonemployee Directors on behalf of the Company. Although not granted under the Directors' Plan, these special options are nonqualified and are subject to terms substantially similar to those applicable to options granted under the Directors' Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

       The following table sets forth certain information regarding the compensation in each of the last three fiscal years of the person who served as the Company's Chief Executive Officer during the fiscal year ended

September 30, 1998, and four other executive officers whose salary and bonus compensation exceeded $100,000 during the fiscal year ended September 30, 1998 (collectively, the "Named Executive Officers").

                                                                                      LONG TERM COMPENSATION
                                                                                      ----------------------
                                       ANNUAL COMPENSATION                 AWARDS                               PAYOUTS
                                       -------------------                 ------                               -------
                                                                OTHER
                                                                ANNUAL    RESTRICTED  SECURITIES
                                                               COMPEN-     STOCK       UNDERLYING           LTIP       ALL OTHER
 NAME AND PRINCIPAL               FISCAL                        SATION     AWARD(S)     OPTIONS/           PAYOUTS    COMPENSATION
  POSITION                         YEAR  SALARY($) BONUS ($)     ($)        ($)         SARS(#)             ($)(1)         ($)
  --------                         ----  --------- ---------     ---        ---         -------             ------         ---

Krishan K. Joshi(2)                1998   117,846       -0-      -0-        -0-          150,000              -0-          -0-
 Chairman and Chief                1997    52,000       -0-      -0-        -0-              -0-              -0-          -0-
 Executive Officer                 1996    52,000       -0-      -0-        -0-              -0-              -0-          -0-


Richard P. McNeight                1998   168,614    40,000      -0-        -0-           28,000            4,683          -0-
 President and                     1997   160,008    40,000      -0-        -0-           40,000            4,117          -0-
 Chief Operating Officer           1996   133,473    18,000      -0-        -0-           90,000            1,665          -0-


William R. Craven                  1998   140,229    30,000      -0-        -0-           28,000            2,749          -0-
 Vice President of Marketing       1997   130,307    30,000      -0-        -0-           25,000            2,764          -0-
                                   1996   118,038    14,000      -0-        -0-           45,000            1,369          -0-

Lary J. Beaulieu                   1998   107,196    15,000      -0-        -0-           18,000            3,135          -0-
 Vice President of                 1997   103,577    15,000      -0-        -0-           15,000            3,082          -0-
 Engineering                       1996    97,490    10,000      -0-        -0-           30,000            1,205          -0-

Kevin J. Bartczak                  1998   108,153    30,000      -0-        -0-           30,000            4,259          -0-
 Vice President, Chief Financial   1997   100,170    20,000      -0-        -0-           15,000            3,072          -0-
 Officer and Treasurer             1996    87,913    14,000      -0-        -0-            5,000             180           -0-


(1) Represents Company matching funds for 401(k) Profit Sharing Plan.
(2) Reflects compensation for Mr. Joshi's part-time work for the Company.

OPTION/SAR GRANTS DURING FISCAL YEAR 1998

   The following Table provides information related to options granted to the Named Executive Officers during the fiscal year ended September 30, 1998. No stock appreciation rights were issued by the Company during fiscal 1998.

                                              NUMBER OF  PERCENT OF TOTAL
                                             SECURITIES       OPTIONS
                                             UNDERLYING     GRANTED TO   EXERCISE OR
                                               OPTIONS     EMPLOYEES IN  BASE PRICE EXPIRATION
 NAME                                       GRANTED(#)(1)   FISCAL YEAR   ($/SH)(1)    DATE
 ----                                       -------------   -----------   ---------    ----

Krishan K. Joshi,
 Chairman and Chief Executive Officer (2)      150,000          36.9%        4.675    11/20/02
Richard P. McNeight,
 President and Chief Operating Officer (2)      28,000           6.9%        4.25     11/20/07
William R. Craven,
 Vice President of Marketing (2)                28,000           6.9%        4.25     11/20/07
Lary J. Beaulieu,
 Vice President of Engineering (2)              18,000           4.4%        4.25     11/20/07
Kevin J. Bartczak,
 Vice President, Treasurer
 and Chief Financial Officer (2)                30,000           7.4%        4.25     11/20/07

(1)The right to exercise the options is vested over a three-year period from the date of grant in November 1997, with one-third of the options subject to grant to become vested (and consequently exercisable) on each of the first three anniversaries of the date of grant.

(2)Excludes options granted in November 1998 under the Incentive Plan for 25,000 shares of Common Stock at an exercise price of $2.132 per share to Mr. Joshi and for 45,000 shares, 35,000 shares, 15,000 shares and 50,000 shares of Common Stock to Messrs. McNeight, Craven, Beaulieu and Bartczak, respectively, at an exercise price of $1.938 per share. Also excludes options granted in December 1998 under the Incentive Plan for 100,000 shares of Common Stock at an exercise price of $2.338 per share to Mr. Joshi.

AGGREGATED OPTION/SAR EXERCISES DURING FISCAL YEAR 1998 AND FISCAL YEAR END OPTION/SAR VALUES

   The following table provides information related to options exercised by the Named Executive Officers during the fiscal year ended September 30, 1998 and the number and value of options and stock appreciation rights held at fiscal year end which are currently exercisable.


                                                                NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                        SHARES                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                      ACQUIRED ON    VALUE       OPTIONS AT FY-END             AT FY-END($)(1)
 NAME                                 EXERCISE (#) REALIZED($) EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
 ----                                 ------------ ----------- ----------- -------------  -----------  -------------

Krishan K. Joshi,
 Chairman and Chief Executive Officer       --  (2)    --  (2)      -0-      150,000      $      -0    $     -0-
Richard P. McNeight,
 President and Chief Operating Officer   188,050(3) 255,500(3)  193,334       84,666        70,200           -0-
William R. Craven,
 Vice President of Marketing                --  (4)    --  (4)  206,983       59,666       199,031          630
Lary J. Beaulieu,
 Vice President of Engineering              --         --        45,032       38,000        16,406          420
Kevin J. Bartczak,
 Vice President, Treasurer and
  Chief Financial Officer                   --         --        45,000       45,000        36,566          210

 (1) The values of Unexercised-in-the-Money Options represents the aggregate amount of the excess of $1.375, the closing sales price for a share of Common Stock on September 30, 1998, over the relevant exercise price of all "in-the-money" options held on such date. Excludes options granted in November 1998 under the Incentive Plan for 25,000 shares of Common Stock at an exercise price of $2.132 per share to Mr. Joshi and for 45,000 shares, 35,000 shares, 15,000 shares and 50,000 shares of Common Stock to Messrs. McNeight, Craven, Beaulieu and Bartczak, respectively, at an exercise price of $1.938 per share. Also excludes options granted in December 1998 under the Incentive Plan for 100,000 shares of Common Stock at an exercise price of $2.338 per share to Mr. Joshi.
(2)Does not include the exercise of options to purchase 445,848 shares of Common Stock owned by UES, at $.149 per share pursuant to options granted by UES to Mr. Joshi. If the exercise of these options had been included, the number of shares acquired on exercise would have been 445,848 and the total value realized would have been $853,353.
(3)Does not include the exercise of options to purchase 148,617 shares of Common Stock owned by UES Florida at $.149 per share pursuant to options granted by UES to Mr. McNeight. If the exercise of these options had been included, the number of shares acquired on exercise would have been 336,667 and the total value realized would have been $539,953.
(4)Does not include the exercise of options to purchase 148,614 shares of Common Stock owned by UES Florida at $2.63 per share pursuant to options granted by UES to Mr. Craven. If the exercise of these options had been included, the number of shares acquired on exercise would have been 148,614 and the total value realized would have been $284,447.

INCENTIVE STOCK OPTION PLAN

        Under the Incentive Plan, options to purchase a maximum of 2,955,000 shares of its Common Stock may be granted to officers, directors and other key employees of the Company. Options granted under the Incentive Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code.

        The Incentive Plan is administered by the Board of Directors and the Stock Option Committee, which determines which persons are to receive options, the number of options granted and the exercise prices thereof. In the event an optionee voluntarily terminates his employment with the Company, the optionee generally has the right to exercise his accrued options within five days of such termination. If an optionee's employment is involuntarily terminated other than because of death, he has the right to exercise his accrued options within thirty days of such termination. Upon death, the optionee's estate or heirs have one year to exercise said optionee's accrued options. The maximum term of any option is generally ten years, and the option price per share may not be less than the fair market value of the Company's shares at the date the option is granted. However, options granted to persons owning more than 10% of the Company's voting shares may not have a term in excess of five years, and the option price per share may not be less than 110% of fair market value. The Company may redeem any accrued but unexercised option held by an optionee by paying him the difference between the option exercise price and the then fair market value.

        If the aggregate fair market value of the shares of Common Stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as incentive options and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule shall be applied by considering options in the order or sequence in which they are granted. Options must be granted within ten years from the effective date of the Incentive Plan.

        Options granted under the Incentive Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Incentive Plan are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such option, under certain conditions. The Incentive Plan will terminate on December 22, 2004 or on such earlier date as the Board of Directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first. As of January 12, 1999, options to acquire an aggregate of 1,795,400 shares of the Company's Common Stock at exercise prices ranging from $0.72 per share to $5.94 per share had been granted under the Incentive Plan to key employees and directors. In the case of options granted under the Incentive Plan to employees, such options vest and are exercisable at a rate no greater than 33 1/3% each continuous year in which the employee is employed on a full time basis by the Company.

401(k) PROFIT SHARING PLAN

        The Company's 401(k) Profit Sharing Plan (the "PSP") is qualified under Sections 401(a) and 401(k) of the Code. The effective date of the PSP is January 1, 1990. This plan is administered under a Trust and two of the Company's directors are currently serving as its trustees. All employees of the Company who are 21 years or older, including its executive officers, are eligible to participate in this plan after three months of employment.

        Under the PSP, participating employees have the right to elect that their contributions to this plan be made from deductions from the compensation owed to them by the Company in an amount up to 15% of their compensation per annum, not to exceed $9,500 and $10,000 in 1997 and 1998, respectively. In addition, the

Company will match 50% of the participant's contribution up to 6% of the participant's annual compensation. Participating employees are entitled to full distribution of their share of the Company's contribution under this plan upon their death or total disability or when they reach retirement age (i.e., 65 years of age). If a participating employee's employment is terminated earlier, such employee's share of the Company's contributions will depend upon the employee's number of years of employment with the Company. All employees are entitled to receive 50% and 100%, respectively, of the Company's contributions upon completion of 1 and 2 years of employment, respectively.

        All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company's and employees' contributions, they may receive investment earnings relating to the funds in their account under this plan.

DESCRIPTION OF EMPLOYMENT AGREEMENTS, SEVERANCE ARRANGEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

        On December 15, 1998, the Board approved new employment agreements with its executive officers, Messrs. McNeight, Craven, Bartczak and Beaulieu, providing for annual salaries at $181,680, $157,420, $121,000 and $115,000, respectively. The agreement with Mr. McNeight will terminate on December 31, 2001 and the agreements with each of the other executive officers will terminate on December 31, 2000. The agreement with Mr. McNeight and the agreements with each of the other executive officers provide for disability payments for twelve
(12) months and six (6) months, respectively. Each of the agreements provides for severance pay of full compensation, for two (2) years in the case of Mr. McNeight and for one (1) in the case of each of the other executive officers, in the event of termination of employment by the Company without cause. Each of the agreements also provides for immediate vesting of granted but unvested stock options and other benefits to the extent permitted under the Internal Revenue Code in the event of termination of employment by the Company without cause, due to disability, or in the case of a change of control (defined to include a sale, merger of combination wherein the resulting entity controls 33% or more of the voting stock and there is more than a 50% change in the composition of the Board). In addition, each of the agreements provides for 12 months additional severance benefits in the event the employee is terminated without cause during the first six months following a change of control. Each of the agreements also includes a covenant not to compete which precludes engaging in the design, manufacture or sale of rugged computers within the United States after the term of employment for a period of two (2) years in the case of Mr. McNeight and a period of one (1) year in the case of each of the other executive officers; provided, however, in the case of Mr. McNeight, if his termination is by the Company without cause or due to a change of control his noncompetition covenant shall become null and void, except that it shall remain in effect so long as the Company is required under the agreement to pay severance to him and is making such payments. Each of the new agreements contemplates that the term of employment thereunder and certain other terms thereof will be reviewed at the first Board meeting in each fiscal year for the succeeding calendar year.

        On October 1, 1998, the Company and each of Messrs. Clifford, Stefanko, Schooley and Lambertson entered into Employment Agreements. Pursuant to these Employment Agreements, the Company has agreed to employ each such person for a period of forty-two months, and each employee has committed to be employed for a period ending no later than December 31, 2000. Each such employee is entitled to terminate his employment at any time if such employee recommends a qualified replacement to perform his job responsibilities and the other employees who were former EDL-STL shareholders approve, and the Company approves, such qualified replacement. If the Company's consent is unreasonably withheld, no damages would be payable, but the employee would be entitled to receive any cash earn-out provided for in connection with the EDL-STL acquisition which should have been paid as a performance bonus or additional compensation. If any such employee terminates his employment prior to December 31, 2000 (other than by reason of death or disability) with approval of the Company, he will forfeit his share of such cash earn-out for any period ending after the date on which he terminates his employment. Pursuant to the Employment Agreements, Mr. Clifford serves as Executive Vice President, Secretary, Treasurer and Chief Operating Officer of STL at an annual salary of $169,300, Mr. Stefanko serves as President and Chief Executive Officer of EDL at an annual salary of $169,300, Mr. Schooley serves as President of STL at an annual salary of $154,474 and Mr. Lambertson serves as Senior Vice President, Engineering of EDL at an annual salary of $169,300. Each of the Employment Agreements also includes a covenant pursuant to which each such employee has agreed that during the term of employment and for a period of five years thereafter, he shall not (except on behalf of the Company or a subsidiary of the Company while employed by the Company or a subsidiary, or otherwise in accordance with the Company's written consent) engage, directly or indirectly, in any business which competes in any manner within the United States with the Company's business of design, manufacture, repair and sale of rugged and customized computer systems and medical computer assemblies or in any other business of design, development, manufacturing, sales or service engaged in or acquired by the Company or any subsidiary of the Company as of the date of the Employment Agreement or in which the Company employs the employee during his employment under the Employment Agreement.

        In connection with the acquisition of EDL-STL, Mr. Schooley and the Company entered into a non-competition agreement pursuant to which Mr. Schooley is precluded from competing for a period of 15 years from October 1, 1998, with the Company or its subsidiaries throughout the United States or its possessions or territories or elsewhere throughout the world in the Company's business, EDL's business or the business of STL which was included in the assets purchased by the Company from STL.


                              CERTAIN TRANSACTIONS

        In December 1991, Messrs. McNeight, Craven and Joshi were granted options covering 148,617 shares, 297,231 shares and 445,848 shares, respectively, of the Company's Common Stock held by UES Florida, Inc., a subsidiary of UES and an affiliate of the Company, each at an adjusted exercise price of $.15 per share. During April and June 1998, Messrs. McNeight, Craven and Joshi purchased 148,617 shares, 148,614 shares and 445,848 shares, respectively, of Common Stock from UES, a successor of UES Florida, Inc., pursuant to exercises of these options.

        On June 3, 1998, the Company entered into a loan agreement with Mr. McNeight in order to advance him funds to pay the exercise price on certain stock options and taxes related thereto. The note receivable of $215,684 bears interest at the rate of interest then applicable for borrowing by the Company under its then-existing line of credit or other primary lending arrangement with its primary lender, with interest payable annually, and matures on June 3, 2003.

        On July 2, 1998, the Company entered into a loan agreement with UES, an affiliate of the Company, which is controlled by Mr. Joshi. The note receivable of $750,000 bore interest at 7%, payable monthly, and was due and paid in full on December 31, 1998. The note was personally guaranteed by Mr. Joshi and was secured by a pledge of shares of Common Stock owned by UES.

        On October 8, 1998, following approval by the Company's shareholders, the Company consummated the acquisition of EDL-STL (the "EDL-STL Acquisition"), effective October 1, 1998, acquiring all of the outstanding capital stock of EDL and substantially all of the assets of STL, EDL's majority-owned subsidiary in exchange for aggregate consideration consisting of (A) $8.7 million in cash, (B) three-year $4.8 million notes bearing interest at the rate of 8% and (C) 3,950,000 shares of Common Stock. In addition, a contingent cash earn-out will be payable by the Company under specified circumstances over a period of up to five years based on EDL-STL's future profits. Messrs. Clifford, Stefanko, Schooley and Lambertson, each of whom is now either an executive officer or an owner of 5% of more of the outstanding shares of common stock, were shareholders of either EDL or STL and received the following in connection with the EDL-STL Acquisition:


NAME                                CASH             PRINCIPAL AMOUNT OF    SHARES OF COMMON STOCK
----                                ----             -------------------    ----------------------
                                                             NOTE
                                                             ----

James E. Clifford                $1,550,000              $1,079,333                 882,167
Edward W. Stefanko               $1,550,000              $1,079,333                 882,167
C. Hyland Schooley               $1,175,000                $781,000                 651,750
C. David Lambertson              $1,550,000              $1,079,333                 882,167

        In addition, each of Messrs. Clifford, Stefanko, Schooley and Lambertson may receive earn-out amounts as described above and entered into employment agreements with the Company as described in "Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements."

        Beaver Creek Enterprises ("Beaver Creek"), an Ohio partnership among certain UES employees, including Mr. Joshi, owns a three bedroom residential condominium in Melbourne, Florida, consisting of approximately 1,450 square feet. The partnership rents this apartment to the Company at $ 1,000 per month that includes its apportioned real estate taxes, pursuant to a month to month lease arrangement. For the fiscal years ended September 30, 1998 and 1997, the Company paid such partnership $12,000 and $12,000, respectively, for the use of such condominium. This apartment is used to house the Company's executives, including Messrs. Craven and Joshi, when they are visiting the Company's headquarters, as well as select customers.

        Beaver Creek owns the building located at 4391 Dayton-Xenia Road, Dayton, Ohio 45432 which is leased to UES. The principal executive offices of EDL and STL are located in this building and are rented under separate leases with UES. The offices of EDL are rented pursuant to a lease dated November 26, 1996 between UES and EDL for a lease term beginning December 1, 1996 and ending on November 30, 1999. On December 1, 1997 rental payments under the lease increased from $9,780 per month to $10,000 per month. From December 1, 1998 through November 30, 1999 rental payments will be $10,225 per month. For the one year period ended September 30, 1998, EDL made lease payments to the partnership in the aggregate amount of $122,860. The offices of STL are rented pursuant to a lease between UES and STL dated August 1, 1996, as amended through October 1, 1997. As amended, the lease provides for rental payments of $6,220 per month, for a lease term which continues through July 31, 1999 and includes an option to renew for an additional three year period with a maximum additional rental cost of up to 3% for the three additional years. For the one year period ended September 30, 1998, STL made lease payments to the partnership in the aggregate amount of $74,490.

        In addition to the leases described above, EDL and STL have entered into commitments to lease from UES additional office space that is currently being built by Beaver Creek. The commitment by EDL includes a five-year lease with an option for an additional three years at a 2% escalation. The current lease will be incorporated into the new lease. The lease rate for the first five years increases from $10,938 per month for the first year to $15,032 per month for year five. The commitment by STL includes a five-year lease with an option for an additional three years at a 2% escalation. The current lease will terminate when STL takes occupancy of the new addition and will be replaced by the new lease. The lease rate for the first five years increased from $13,559 per month for the first year to $14,667 per month for year five.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers and directors of the Company and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission within certain time periods and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company by such Reporting Persons or on written representations that no reports on Form 5 were required, the Company believes that all filings required to be made by the Reporting Persons were made on a timely basis during the fiscal year ended September 30, 1998.

                                LEGAL PROCEEDINGS

        In March 1996, the Company's former counsel, Cascone & Cole, rendered an invoice to the Company in the amount of approximately $365,000 for legal fees and expenses to which such counsel claimed to be entitled in connection with its representation of the Company for both general corporate services and services relating to the IPO. As the Company had made prior payments to such counsel of $130,000, the net amount claimed to be due was approximately $235,000. The Company has contested the invoice and accrued an estimate for the settlement, if any, of these fees. On March 27, 1996, Cascone & Cole filed an action in the Supreme Court of the State of New York, County of New York, entitled Cascone & Cole v. Paravant Computer Systems, Inc., Victor M. Wang, Duke & Company, Inc., Dean Petkanas and Eagle Group Incorporated (index No. 96601634), against the Company, the underwriter of the Company's IPO (the "Underwriter"), and certain other defendants alleging, among other things, breach of contract, failure to pay attorneys' fees, fraud, copyright infringement and defamation by the Company in connection with the aforementioned services, as well as claiming a finder's fee with respect to the Underwriter's relationship with the Company. Plaintiff filed an amended complaint increasing its claim for legal services from approximately $365,000 to approximately $415,000, claiming there was a balance due of $280,882 for legal services. Plaintiff also sought punitive damages of $ 1 million and costs. On December 21, 1998, the parties agreed to a settlement of this lawsuit whereby the Company delivered to the plaintiff cash approximating the amount which was accrued on September 30, 1998, and the plaintiff delivered to the Company a general release of liability. The settlement is expected to become final following the filing with the court of a stipulation of discontinuance with prejudice during the first week of January 1999.

        On September 18, 1996, a former controller of the Company filed an action in the Circuit Court of the State of Florida, Brevard County, entitled Christopher R. Exley v. Paravant Computer Systems, Inc., Richard P. McNeight, William R Craven, UES of Florida, Inc. and Krishan K Joshi (Case No. 96-15091
CA), against the Company and certain of its officers, directors and principal stockholders, alleging, among other things, retaliatory personnel actions by the defendants. Plaintiff alleges that he was improperly terminated in December 1994 because of his refusal to account for certain transactions in a specified manner. Plaintiff is seeking damages in the amount of approximately $ 1 million, plus fees and costs. The Company has filed a motion to dismiss the plaintiff's amended complaint. The Company will vigorously defend itself in this matter. Management of the Company believes that the ultimate resolution of this matter will not have a material adverse effect on the Company.

        The Company is not a party to or involved in any other pending legal proceedings.


        PROPOSAL 2: AMENDMENT TO NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN
        -----------------------------------------------------------------

        The Directors' Plan was approved by the Company's Board of Directors and shareholders prior to the Company's initial public stock offering in 1996 and was amended in 1998, following approval by the Company's Board of Directors and shareholders. The Board of Directors has unanimously adopted a resolution approving and recommending to the shareholders for their approval, an amendment to the Directors' Plan (the "Directors' Plan Amendment").

        A summary of the principal features of the Directors' Plan is provided below, but is qualified in its entirety by reference to the full text of the Directors' Plan. Copies of the Directors' Plan are available upon request directed to Kevin J. Bartczak, Assistant Secretary, at the address of the Company as set forth on the first page of this Proxy Statement.

THE DIRECTORS' PLAN AMENDMENT; SHARES SUBJECT TO THE DIRECTORS' PLAN

        The Directors' Plan currently provides that options may be granted for the purchase of up to 135,000 shares of Common Stock. As of January 12, 1999, options for an aggregate of only 78,000 shares remained available to be granted under the Directors' Plan. The Directors' Plan is intended as an incentive to attract and retain the services of members of the Board of Directors who are Nonemployee Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The Board of Directors believes that the Directors' Plan has been effective in accomplishing its intended purpose. In order to further the effectiveness of the Directors' Plan, the Board recommends adoption of the Directors' Plan Amendment which would (A) increase the total number of shares which may be subject to options granted over the life of the Plan by 90,000 to a maximum of 225,000, (B) increase the number of options granted to each Nonemployee Director upon initial election or appointment and at the annual meeting of the Board of Directors immediately following the annual meeting of shareholders to 10,000, and (C) increase the period following termination of service during which a former Nonemployee Director may exercise options granted under the Directors' Plan from 90 days to two years.

        In the event of a change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or other change in corporate structure, the number and/or type of shares subject to options granted or to be granted under the Directors' Plan shall be adjusted appropriately by the Committee which administers the Directors' Plan (referred to below) to prevent an unfavorable effect upon the value of options granted or to be granted under the Plan.

        Except for the items referred to above, none of the present provisions of the Directors' Plan will be changed by the Directors' Plan Amendment. Approval of the Directors' Plan Amendment will constitute shareholders' ratification and approval of the Directors' Plan as so amended.

ADMINISTRATION

        The Directors' Plan is administered by a committee appointed by the Board of Directors (the "Committee") consisting of from two (2) to five (5) individuals who are members of the Board. A Nonemployee Director may receive options under the Directors' Plan whether or not such Nonemployee Director also serves as a member of the Committee. As indicated below, options are granted automatically under the Directors' Plan and, therefore, the Committee does not have discretion with respect to the granting of options. If any questions arise concerning the interpretation of the Directors' Plan or any options issued thereunder, they shall be determined by the Committee and such determination shall be final.

AMENDMENT OF THE DIRECTORS' PLAN

        The Directors' Plan may be amended from time to time by the Committee; provided, however, that no such amendment shall materially adversely affect or impair any then outstanding option without the consent of the optionee. The approval of the shareholders is required in respect of any amendment which would
(i)
increase the maximum number of shares subject to the Directors' Plan, or (ii) change the designation of persons eligible to receive options under the Directors' Plan.

ELIGIBILITY

        The class of persons eligible to receive options under the Directors' Plan shall be limited to Nonemployee Directors. The Company anticipates that as of the Annual Meeting, the number of Nonemployee Directors that will be eligible to participate in the Directors' Plan will be two (2).

AUTOMATIC GRANTS OF OPTIONS

        Under the terms of the Directors' Plan, options for 7,500 shares were automatically granted to each of the two (2) then Nonemployee Directors in May, 1996 as of the effective date of the Company's registration statement for its initial public offering. Thereafter, automatic grants of options are required under the Directors' Plan as follows:

        (i) an option for 7,500 shares (increasing to 10,000 shares in the event the Directors' Plan Amendment is approved) is granted to each Nonemployee Director, other than a Nonemployee Director who received an option in May, 1996, upon such Nonemployee Director's initial election or appointment as a Nonemployee Director; and

        (ii) an additional option for 7,500 (increasing to 10,000 shares in the event the Directors' Plan Amendment is approved) shares is granted to each Nonemployee at each annual meeting of the Board of Directors immediately following the annual meeting of shareholders in each year, commencing in 1997, during the term of the Directors' Plan. If the number of shares remaining available for the grant of options under the Directors' Plan on any such date is insufficient to grant each then Nonemployee Director an option for 7,500 shares (increasing to 10,000 shares in the event the Directors' Plan Amendment is approved), each such Nonemployee Director will receive an option to purchase the number of shares determined by dividing the total number of shares remaining available by the number of then Nonemployee Directors and, if necessary, rounding the number of shares subject to the option being granted down to the nearest whole number.

EFFECTIVE DATE AND TERMINATION

        The Directors' Plan was adopted on March 2, 1995 and except as to the extent necessary to govern outstanding options, the Directors' Plan shall terminate on, and no additional options shall be granted after, March 1, 2005 unless sooner terminated by the Committee. No such termination by the Committee shall materially adversely affect or impair any then outstanding option without the consent of the optionee.

TERMS OF OPTIONS

        Options granted under the Directors' Plan are "nonqualified options" (i.e., options that do not qualify as incentive stock options under the Internal Revenue Code). As set forth above, options are granted automatically under the Directors' Plan, subject to the availability of shares under the Plan. Options shall be evidenced by agreements, which shall include the following terms:

        (i) Number of Shares. Each option shall state the number of shares to which it pertains.

        (ii) Option Price. Each option shall state the option price, which shall be 100% of the fair market value of the shares of Common Stock on the date of the granting of the option.

        (iii)Medium and Time of Payment. The option price shall be paid upon the exercise of the option (x) in full by cash or by check, (y) by delivery of shares of Common Stock then owned by the optionee at the then fair market value of such shares, or (z) by a combination of (x) and (y).

        (iv) Term and Exercise. Each option shall be for a term commencing on the date of the grant and, unless sooner terminated as hereinafter set forth, shall expire ten years after the date of the grant. In the event an optionee shall cease to be a director of the Company for any reason other than death or disability, the option shall terminate on the earlier to occur of (y) the later of ninety (90) days (increasing to two years in the event the Directors' Plan Amendment is approved, including with respect to all outstanding options on the date of approval) after the date of termination of service or ninety (90) days (increasing to two years in the event the Directors' Plan Amendment is approved, including with respect to all outstanding options on the date of approval) after such optionee's last purchase or sale of shares of Common Stock or (z) the expiration date of the option. If the optionee shall die or become disabled within the meaning of the Internal Revenue Code while still serving as a director or prior to the termination of the option in accordance with the preceding sentence, the option shall terminate on the first anniversary of the participant's death or disability, as the case may be. In the event of an optionee's death, the option may be exercised by the personal representative of the optionee or by the holder thereof who has obtained the same under the applicable laws of descent and distribution.

        (v) Adjustment in Number and Price of Shares: Investment Purpose. The number and/or type of shares subject to any option granted under the Directors' Plan shall be adjusted appropriately by the Committee to prevent an unfavorable effect upon the value of the option in the event of a change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or other change in corporate structure. In the event the shares to which an option is applicable are not subject to a then effective registration statement under the Securities Act of 1933, as amended, as a condition of the exercise of the option the Board of Directors must determine that such registration is not required and the optionee must purchase the subject shares for investment purposes, and not for purposes of resale or distribution, and furnish the Company with an investment letter setting forth such investment intent.

FEDERAL INCOME TAX CONSEQUENCES

        The following discussion of the federal income tax consequences of the Directors' Plan is intended to be a summary of applicable federal income tax law. State and local tax consequences may differ. Because the federal income tax rules governing options are complex and subject to frequent change, participants are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to an option exercise.

        Options granted under the Directors' Plan are nonqualified options and, therefore, are not subject to the tax treatment applicable to incentive stock options.

        An optionee is not taxed on the grant of a nonqualified option. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the option price and the fair market value of the shares on the date of the exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee of the ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for at least one year following the exercise. The Company does not receive an income tax deduction for this gain.

NEW PLAN BENEFITS

        The following tables sets forth the grants that will be made during fiscal year 1999 under the Directors' Plan assuming that the Directors' Plan Amendment is approved by the shareholders and that the current composition of the Board does not change.


Name and Position                                      Number of Units
-----------------                                      ---------------
Michael F. Maguire                                        10,000(1)
John P. Singleton                                         10,000(1)
Total Nonemployee Director Group (2 persons)              20,000(1)

(1) Reflects an increase of 2,500 options per Nonemployee Director in the event that the Directors' Plan Amendment is approved by the shareholders.

APPROVAL BY SHAREHOLDERS

        The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon is required to approve the Directors' Plan Amendment. Shares of Common Stock that are designated to "abstain" and shares which are subject to broker non-votes with respect to approval of the Directors' Plan Amendment will not be considered as votes cast with respect to approval of the Directors' Plan Amendment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE DIRECTORS' PLAN AMENDMENT.

                   INFORMATION CONCERNING INDEPENDENT AUDITORS

        The Company has selected the firm of KPMG Peat Marwick LLP to serve as the independent auditors for the Company for the current fiscal year ending September 30, 1999. That firm served as the Company's independent auditors for its fiscal year ended September 30, 1998. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

        Shareholder proposals intended to be presented at the next annual meeting of shareholders, to be held in 2000, must be received by the Company at 1615A West Nasa Boulevard, Melbourne, Florida 32901, Attention: Secretary, by September 30, 1999 to be included in the proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

        The Board of Directors is aware of no other matters that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                  ANNUAL REPORT

        A copy of the Company's Annual Report for the fiscal year ended September 30, 1998 accompanies this Proxy Statement. Additional copies may be obtained by writing to Kevin J. Bartczak, Chief Financial Officer, at 1615A West Nasa Boulevard, Melbourne, Florida 32901.

                                             By Order of the Board of Directors,

                                             /s/ William R. Craven
                                             ----------------------------------
                                             William R. Craven
                                             Secretary

Dated: Melbourne, Florida
       January 18, 1999

                                  PARAVANT INC.

                    NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN
                 (AS AMENDED MARCH 12, 1998 AND MARCH 11, 1999)


        1. ESTABLISHMENT. There is hereby established the Paravant Inc. Nonemployee Directors' Stock Option Plan (the "Directors' Plan") pursuant to which certain directors of Paravant Inc. (the "Corporation") may be granted options to purchase shares of common stock, par value $0.015 par share ("Common Stock"), and thereby share in the future growth of the business. The purposes of the Directors' Plan is to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Corporation by enlarging their personal stake in the Corporation.

        2. STATUS OF OPTIONS. The options to be issued pursuant to this Directors' Plan ("Options") shall not constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

        3. ELIGIBILITY. All directors of the Corporation who are not employees of the Corporation or any of its subsidiaries (collectively, the "Participants") shall be eligible to be granted Options under this Directors' Plan.

        4. NUMBER OF SHARES COVERED BY OPTIONS; NO PREEMPTIVE RIGHTS. The total number of shares which may be issued and sold pursuant to Options granted under this Directors' Plan shall be 225,000 shares of Common Stock (or the number and kind of shares of stock or other securities which, in accordance with Section 8 of this Directors' Plan, shall be substituted for such shares of Common Stock or to which said shares shall be adjusted; hereinafter, all references to shares of Common Stock are deemed to be references to said shares or shares so adjusted). The issuance of shares upon exercise of an Option shall be free from any preemptive or preferential right of subscription or purchase on the part of any stockholder. If any outstanding Option granted under this Directors' Plan is terminated for any reason, the shares of Common Stock subject to the unexercised portion of the Option will again be available for Options issued under this Directors' Plan.

        5. ADMINISTRATION.

                (a) The Directors' Plan shall be administered by a committee consisting of from two (2) to five (5) individuals who are members of the Board ("Committee"). The Committee shall be appointed by the Board, which may at any time, and from time to time, remove any member of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of such quorum. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. A Participant may receive Options under this Directors' Plan whether or not such Participant also serves as a member of the Committee.

               (b) Options shall be automatically granted to Participants in accordance with Section 6 hereof and shall be issued upon the terms and conditions set forth in Section 7 hereof. Accordingly, the persons to whom Options shall be granted, the number of shares subject thereto and the material terms and conditions governing the Options, will not be subject to the discretion of the Committee. However, if any questions of interpretation of this Directors' Plan or of any Options issued hereunder shall arise, they shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Directors' Plan.

        6. NON-DISCRETIONARY GRANTS. Subject to approval of the Plan by the stockholders of the Corporation, Options shall be automatically granted to Participants as follows:

               (a) An Option to purchase 10,000 shares of Common Stock will be granted to each Participant upon such Participant's initial election or appointment as a director of the Corporation; and

               (b) An additional Option to purchase 10,000 shares of Common Stock will be granted to each Participant at each Annual Meeting of the Board immediately following the Annual Meeting of Stockholders in each year, commencing in 1997, during the term of this Directors' Plan. If the number of shares remaining in the Directors' Plan on any such date is insufficient to grant each Participant an Option to purchase 10,000 shares of Common Stock, each Participant will automatically receive an Option to purchase a number of shares of Common Stock to be determined by dividing the total number of shares remaining in this Directors' Plan by the number of Participants at that time and, if necessary, rounding down to the nearest whole number of shares.

        7. TERMS AND CONDITIONS OF OPTIONS; STOCK OPTION AGREEMENTS. Each Option granted pursuant to this Directors' Plan shall be evidenced by a written agreement between the Participant and the Corporation, which shall contain the following terms:

                (a) Option Price. The exercise price of each Director's Option shall be one hundred percent (100%) of the fair market value of the shares subject to such Option on the date of grant. For purposes of this Section, the fair market value of the shares of Common Stock on any day shall be (i) in the event the Common Stock is not publicly traded, the fair market value on such day as determined in good faith by the Committee or (ii) in the event the Common Stock is publicly traded, the last sale price of a share of Common Stock as reported by the principal quotation service on which the Common Stock is listed, if available, or, if last sale prices are not reported with respect to the Common Stock, the mean of the high bid and low asked prices of a share of Common Stock as reported by such principal quotation service, or, if there is no such report by such quotation service for such day, such fair market value shall be the average of (i) the last sale price (or, if last sale prices are not reported with respect to the Common Stock, the mean of the high bid and low asked prices) of the day next preceding such day for which there was a report and (ii) the last sale price (or, if last sale prices are not reported with respect to the Common Stock, the mean of the high bid and low asked prices) on the day next succeeding such day for which there was a report, or as otherwise determined by the Committee in its discretion.

               (b) Medium and Time of Payment. The exercise price of the shares to be purchased pursuant to an Option shall be paid (i) in full in cash or by check, (ii) by delivery of shares of Common Stock of the Corporation then owned by the Participant with a fair market value at the time of the exercise of the Option equal to the exercise price, or (iii) by a combination of (i) and (ii).

               (c) Term and Exercise of Options. The term of each Option shall commence on the date it is granted and, unless sooner terminated as set forth herein, shall expire ten years after its date of grant unless extended as set forth herein. In the event a Participant shall cease to be a director of the Corporation for any reason other than death or disability, the Option (including any Option outstanding as of March 11, 1999) shall terminate on the earlier to occur of (i) the later of two (2) years after the date of termination of service or after such Participant's last purchase or sale of shares of Common Stock prior to his termination of service as a director, or (ii) the expiration date of the Option. If the Participant shall die or become disabled within the meaning of Section 22(e)(3) of the Code while still serving as a director or prior to the termination of the Option in accordance with the preceding sentence, the Option shall terminate on the first anniversary of the participant's death or disability, as the case may be. In the event of the Participant's death, the Option may be exercised by the person or persons entitled to do so under the Participant's will or, if the Participant shall fail to make testamentary disposition of the Option, or shall die intestate, by the Participant's legal representative.

               (d) Transferability. Each Option shall be non-transferable by the Participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and shall be exercisable only by the Participant.

               (e) Investment Purpose. Each Participant shall represent and warrant that he is acquiring the Option and, in the event the Option is exercised, the shares of Common Stock issuable thereunder, for investment, for his own account and not with a view to the distribution thereof, and that he will not offer or sell the shares unless a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities law is in effect, or unless counsel satisfactory to the Corporation renders a reasoned opinion that the proposed sale is exempt from the registration requirements of the Securities Act and such state securities act. The Corporation shall not be obligated to issue or deliver any shares upon exercise of an Option if to do so would violate the Securities Act or any state securities law and the Corporation shall have no obligation to file any registration statement or take any other action required or permitted by any such law.

        8. ADJUSTMENT OF NUMBER OF SHARES.

               (a) In the event that a dividend shall be declared upon the shares of Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any Option granted hereunder, and the number of shares reserved for issuance pursuant to this Directors' Plan but not yet covered by an Option, shall be adjusted by adding to each of such shares the number of shares which would be distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any such Option and for each share of Common Stock reserved for issuance pursuant to this Directors' Plan but not yet covered by an Option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged; provided, however, that in the event that such change or exchange results from a merger or consolidation, and in the judgment of the Committee such substitution cannot be effected or would be inappropriate, or if the Corporation shall sell all or substantially all of its assets, the Corporation shall use reasonable efforts to effect some other adjustment of each then outstanding Option which the Committee, in its sole discretion, shall deem equitable. In the event that there shall be any change, other than as specified above in this Section 8(a), in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such shares of Common Stock shall have been changed or for which they shall have been exchanged, then, if the Committee shall determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an Option and of the shares then subject to an Option or Options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of this Plan and of each stock option agreement. In the case of any such substitution or adjustment as provided for in this Section, the option price in each stock option agreement for each share covered thereby prior to such substitution or adjustment will be the total option price for all shares of stock or other securities which shall have been substituted for each such share or to which such share shall have been adjusted pursuant to this Section 8. No adjustment or substitution provided for in this Section shall require the Corporation, in any stock option agreement, to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.

               (b) In the event that the Corporation shall effect a distribution, other than a normal and customary cash dividend, upon shares of Common Stock, the Committee may, in order to prevent significant diminution in the value of options as a result of any such distribution, take such measures as it deems fair and equitable, including, without limitation, the adjustment of the Option Price per share for Shares not issued and sold hereunder prior to the record date for said distribution.

        9. Effective Date and Term of Plan. This Directors' Plan, as amended, became effective on March 11, 1999, and is a continuation of the Plan originally adopted by the Corporation on March 2, 1995 and amended on March 12, 1998. Except to the extent necessary to govern outstanding Options issued, this Directors' Plan shall terminate on March 2, 2005, and no additional Options shall be granted after March 1, 2005, unless the Plan is earlier terminated by the Committee in accordance with Section 10 hereof.

        10. Amendment of the Plan. This Directors' Plan may be terminated or amended from time to time by vote of the Committee; provided, however, that no such termination or amendment shall materially adversely affect or impair any then outstanding Directors' Option without the consent of the Participant. The approval of the Corporation's stockholders is required in respect of any amendment which would (i) increase the maximum number of shares subject to this Directors' Plan; or (ii) change the designation of the Participants eligible to receive Options under this Directors' Plan.

        11. Approval of Plan, as Amended. The Plan as hereinbefore set forth, constitutes the Plan, amended to increase the number of shares of Common Stock which may be subject to Options from 45,000 shares (after adjustment for the 3 for 1 stock split effective July 25, 1996) to 135,000 shares as ratified and approved by the stockholders of the Corporation on March 12, 1998, and further amended to increase the number of shares of Common Stock which may be subject to Options to 225,000 shares and to make certain other changes as ratified and approved by the stockholders of the Corporation on March 11, 1999.

                                  APPENDIX 1


PROXY

                                  PARAVANT INC.

           PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PARAVANT INC.
             FOR THE ANNUAL MEETING OF SHAREHOLDERS--MARCH 11, 1999

        The undersigned hereby appoints Richard P. McNeight, William R. Craven and Kevin J. Bartczak, and each of them, as Proxies, each with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of Common Stock of Paravant Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Melbourne Beach Hilton Oceanfront Hotel, 3003 U.S. Highway A1A, Indialantic, Florida 32903 at 11:00 A.M. (local time) on March 11, 1999, and at any adjournment or postponement thereof.

1.  Election of Directors
               [ ]FOR all nominees listed below           [ ]WITHHOLD APPROVAL to vote for
           (except as marked to the contrary below)          all nominees listed below

Krishan K. Joshi, Richard P. McNeight, William R. Craven, Michael F. Maguire, John P. Singleton,
James E. Clifford, Edward W. Stefanko and C. Hyland Schooley

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

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2.  Approval of an amendment to the Company's Nonemployee Directors--Stock Option Plan:
               [ ]FOR        [ ]AGAINST            [ ]ABSTAIN

3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.


IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE
 NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET
 FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  Date:.........................................


                                  ..............................................
                                  Signature


                                  ..............................................
                                  Signature


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.




                       STATEMENT OF DIFFERENCES

The section symbol shall be expressed as...................................'SS'